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                                                                  EXHIBIT 10.145


                                    AGREEMENT


                  THIS AGREEMENT made as of the 1st day of January, 1995 by and among the MEM Company, Inc., Union Street, Northvale, New Jersey, "Licensor" and M.Z. Berger, 33-00 Northern Boulevard, Long Island City, New York; "Licensee".


                              W I T N E S S E T H :


                  WHEREAS, MEM Company, Inc. is the owner of the trademark "TINKERBELL" for numerous products of interest to young girls; and

                  WHEREAS, M.Z. Berger is capable of manufacturing or causing to be manufactured watches/clocks and plastic jewelry.

                  WHEREAS, MEM Company is willing to license its trademark to M.Z. Berger for use on and in connection with the sale of watches, clocks and plastic jewelry - alone or in combination with other products.


                  NOW, THEREFORE, in consideration of the covenants of each of the parties hereto to each other party the receipt and sufficiency of which are hereby acknowledged, MEM Company, Inc. and M.Z. Berger & Co., Inc. agree as follows:

                  1.       Definitions

                  (a) The term "Affiliated Business Organizations", "Affiliated Company" or "Affiliates" will mean any person, corporation, or other legal


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organization that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the company named.

                  (b) The terms "Claim" or "Claims" will comprehend any means employed by anyone, whether in or out of court, to obtain legal (e.g. monetary) or equitable (e.g. injunctive) relief from Licensor.

                  (c) The term "Contract Quarter" will mean any of the successive three (3) month periods next following and including the first Contract Quarter which will begin on JANUARY 1, 1995.

                  (d) The term "Contract Year" will mean each successive (18) month periods this agreement is in force, beginning with the period January 1, 1995 to June 30, 1996 ("Year One") and followed by the period July 1, 1996 to December 31, 1997 ("Year Two"). Thereafter, provided minimums are achieved as defined in this agreement, the term "Contract Year" during the renewal period (see 9. Term on page 12) will refer to twelve (12) month years, unless otherwise mutually agreed upon by both parties at time of renewal.

                  (e) The term "control" (including the terms "Controlling", "Controlled By" and "Under Common Control With"), as used herein will mean possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any person, firm or corporation, whether through ownership of voting securities, by contract or otherwise.

                  (f) The term "Costs" will mean any money expended by Licensor on account of a Claim, whether damages, reasonable legal fees, litigation expenses or otherwise.

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                  (g) The term "Due Date" will mean the 1st business day of the month next following any Calendar Quarter.

                  (h) The "Effective Date" is the date first above written.

                  (i) The term "License" will mean the exclusive and non-transferable license to use the Trademarks in relation to the Products (and not to any other products) within the Territory.

                  (j) The term "Net Sales" will mean the amount of money charged and billed by licensee to Unrelated Customers purchasing the Products ("Standard Charges") after deducting (i) actual trade discounts (unless deducted before calculating Standard Charges), (ii) returns, (iii) percentage allowances granted in lieu of returns, (iv) taxes (shown on Licensee's invoices and payable by purchasers), and (v) transportation and postage charges (to the extent prepaid by the Licensee and billed on its invoices as a separate item). It is understood, however, that the following items may not be deducted from Standard Charges in calculating Net Sales: (aa) cash discounts, (bb) advertising allowances, or (cc) promotional allowances.

                  (k) The term "Products" will mean the items on Schedule A annexed hereto and made a part hereof. If M.Z. Berger wishes to license and manufacture, respectively, certain other products for sale they are to notify MEM Company, Inc. in writing and absent any objection from MEM Company, Inc. within 15 business days of receipt of such notice, M.A. Berger may add these items to Schedule A. If it objects, MEM Company, Inc. must do so in writing and the items it objects to will not be incorporated in Schedule A.

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                  (l) The term "Territory" will mean the United States of
America, Puerto Rico, U.S. Virgin Islands, U.S. Military Bases, Canada and
Mexico.

                  (m) The term "Trademarks" will mean:

                      (i)  the registered trademark "TINKERBELL", and

                      (ii) the registered design frequently accompanying the
                           trademark "TINKERBELL".

                  (n) The term "Unrelated Customers" means all customers purchasing the Products which are not Affiliated Business Organizations.

                  2.  Representation by Licensee

                  (a) M.Z. Berger represents to the Licensor that the present financial structure and present facilities are such that they are now, and will be throughout the term of this Agreement, in a favorable position to manufacture, distribute, advertise and sell the Products within the Territory under the license hereinafter granted with respect to the Trademarks.

                  (b) M.Z. Berger represents to Licensor that no Affiliated Business Organization of it is a competitor of Licensor.

                  (c) M.Z. Berger represents that it will not sell or sponsor the sale of a line of toiletries and cosmetics in the Territory competitive with TINKERBELL. However, Licensee may incorporate TINKERBELL components or accessories in packages and sets along with agreed-upon watches, clocks, and/or plastic jewelry products, subject to written approval and terms outlined in paragraph 3(e) below.

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                  3.  Grant of License to Use of the Trademark

                  (a) Licensor hereby grants to Licensee during the term of this agreement, and subject to its terms and conditions as hereinafter set forth, the License to use the Trademark in relation to the products (and not to any other products) within the Territory.

                  (b) Licensee's policy (in using the Trademarks) of sale, distribution and use will not reflect adversely upon Licensor's Trademarks. For example, Licensee will only sell to organizations having established outlets so as to exclude sales to flea markets and sidewalk venders. Licensee will provide, on an annual basis, to Licensor, a customer list of those organizations purchasing or otherwise receiving Products from Licensee with the net volume shown for each customer. This customer list will be held by Licensor under the same terms and conditions of confidentiality as set forth in paragraph 7(g) of this agreement.

                  (c) licensee may manufacture or offer for sale product used as premiums or promotional products at pricing differing from retail outlet pricing. Such arrangements shall be deemed subject to standard royalty basis.

                  (d) If Watch/Clock Products are not brought to market within the Territory within twelve months of the Effective Date, or plastic jewelry products within eighteen months of the effective date, the Licensor may terminate the License for either of these respective categories, by sending written notice to the Licensee, effective upon receipt.

                  (e) Licensee may incorporate TINKERBELL components or accessories in packages and sets along with agreed-upon watches, clock, and/or

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plastic jewelry products, subject to prior approval of MEM Company, Inc. which will not be unreasonably withheld. In such event, Licensor agrees to supply selected components on a "best efforts" basis and subject to the availability from its inventory, and/or to order components to meet Licensee's forecasts. Cost price of such components will be negotiated separately in good faith by both parties, based on selected item, quantity, existing market conditions, source of supply, and Licensor's manufactured standard cost (materials, labor, direct or indirect manufacturing overheads, including administration and handling). All prices and orders will be subject to a minimum 90 day advance written letter of confirmation, guaranteed only for the quoted quantity or delivery period, and may be revised at the discretion of Licensor based on changing market conditions or quantities for subsequent orders. In any instance where Licensee incorporates TINKERBELL components in combination with other authorized products, Net Sales as defined in paragraph 1(j) above will be reduced by the cost price value of the componentry. Excluded from the above calculation are freight, delivery and/or duty charges, which will be the direct responsibility of M.Z. Berger.

                  (f) Prior to any use by the Licensee of the Trademarks it must submit to the Licensor for its approval, designs, materials, packages, labels, promotional materials and advertising by means of which it intends to market, sell or distribute any and all Products on which the Trademarks appear. Upon receipt, Licensor will review same. If Licensor makes no written comments containing reasonable objections within 15 business days of such receipt, then Licensee may

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deem all such submitted material approved. Licensee will amend to the satisfaction of Licensor any such materials which are not approved by Licensor.

                  (g) In conjunction with each and every use of the Trademarks, Licensee will cause to appear adjacent to it, appropriate statutory notice of registration or application for registration (R or TM as the case may be). Licensee will also cause to appear on or within all advertising, promotional display, or other printed material bearing the Trademark, the following or a notice to the same effect: "TINKERBELL" is a Registered trademark of MEM Company, Inc., Northvale, New Jersey, and is being used under a license from MEM Company, Inc.

                  (h) Licensee hereby indemnifies and holds Licensor harmless from any costs and undertakes to defend Licensor against any Claims arising out of the activities of Licensee under the License (including but not limited to the manufacture, use, marketing, sale, and distribution of the Products) attributable to alleged defects in the Products.

                  4.  Preparation by Licensee

                  (a) Licensee is an independent contractor and will, at its own expense, adapt such of its facilities, purchase such raw materials, hire such personnel, arrange for such transportation and delivery, as are necessary to commence the manufacture and sale of the products. Licensee will at its sole expense, comply with all Federal, State and Local laws and regulations relating to the manufacture and sale of the Products, including, but not limited to, all labeling requirements.

                  (b) Licensee will maintain, at its sole expense, products liability insurance covering both Licensor and Licensee for bodily injury and property damage

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liability in at least the Combined Single Limit of U.S. $3,000,000.00. Licensee
will deliver to Licensor, promptly after execution of this agreement, a certificate issued by a nationally reputable insurance company evidencing such coverage and providing that such insurance may not be canceled, except on thirty
(30) days written notice to Licensor and Licensee. If Licensee fails to maintain such insurance, Licensor may obtain it and charge the cost thereof to Licensee or may treat such failure as a breach of material provisions of this agreement.

                  5.  Inspection

                  (a) Licensee will at all times permit Licensor, by representatives designated by Licensor, to inspect the design and manufacture of the Products manufactured by Licensee for sale by it under the Trademarks. At all times, Licensee will comply with the reasonable quality control procedures furnished or approved from time to time, in writing by Licensor.

                  (b) Licensee will submit to Licensor three (3) specimens of each of the Products prior to its being offered for sale. Licensor will review each such item and indicate its approval or disapproval with comments. If the Licensor fails to comment within 15 business days of receipt of a specimen, the Product represented by the specimen will be deemed to have been approved. In addition, the Licensor may, from time to time, request samples of the Products.

                  6.  Title to the Trademarks

                  (a) Licensee recognizes Licensor's title to the Trademarks and the goodwill associated with them and their importance to Licensor, and will not at any time do or suffer to be done any act or thing which will in any way impair the rights

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of Licensor in and to the Trademarks. It is understood that Licensee will not acquire nor will it claim title to the Trademarks by virtue of the license granted to Licensee herein, or Licensee's use of the Trademarks.

                  (b) In the event any infringement of the rights of Licensor to any of the Trademarks in the Territory comes to the notice of Licensee during the term of this agreement, Licensee will promptly notify Licensor, in writing, and will join with Licensor, upon Licensor's written request and at Licensor's expense in taking such steps, if any, as Licensor deems advisable to protect its rights. Licensee will take no action independent of Licensor without the express written consent of Licensor.

                  (c) During the term of this agreement, the Licensor will maintain the registration of the Trademarks in the Territory, in full force and effect, free and clear of any and all cancellation petitions, interferences or objections.

                  7.  Royalties

                  (a) Licensee will pay to Licensor a total percentage royalty in the amount of six (6.0%) percent of net sales over the term of this agreement.

                  (b) Licensee will pay to Licensor a total minimum guaranteed compensation of $50,000 during the term of this agreement from January 1, 1995 to December 31, 1997. This minimum compensation will be applicable against the six (6.0%) percent royalty on Licensee's Net Sales, with minimum amounts payable as follows:

         Due upon execution of agreement                               $10,000
         Additional due no later than June 30, 1996                    $15,000
         Additional due no later than December 31, 1996                $10,000
         Additional due no later than December 31, 1997                $15,000


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Once total of guaranteed minimum payments and or percentage royalties paid equals or exceeds $50,000, no further minimum guaranteed compensation will be due.

                  (c) Products will be deemed to have been sold on the earliest of the following dates: (i) when invoiced, (ii) when delivered, shipped or mailed or (iii) when payment has been received.

                  (d) Licensee will maintain itemized, complete and accurate books of account with respect to all Products sold under this agreement.

                  (e) Licensee will render to Licensor an accounting, certified by a financial officer of Licensee, specifying exactly how royalties were computed including how Net Sales were calculated (i.e. by enumerating all deductions used). This accounting must be rendered on or before each Due Date.

                  (f) On or before each Due Date, Licensee will pay Licensor all royalties owed from sales during the previous Contract Quarter.

                  (g) In the event Licensee fails to make any payment due on a Due Date, Licensor may charge Licensee interest on the unpaid amount at the annual rate of three (3%) percent above the prime rate reported by the Wall Street Journal on that Due Date.

                  (h) Licensor may review or may designate, at its expense, a certified public accountant to review the accounts of Licensee, for a period of not more than four (4) Contract Quarters immediately preceding the date of review to determine whether proper accounting and payments have been made. Any such review will take place upon reasonable notice to Licensee and within regular business hours. Acceptance or receipt of payment by Licensor will not preclude it from

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questioning the correctness of any statement or royalty payment. Any review of
Licensee's accounts will be made under the strictest confidentiality. No material obtained by Licensor or its designated auditor may be used or disclosed for purposes other than enforcing compliance with the terms of this agreement without the prior written consent of Licensee, unless ordered to do so by a court or other tribunal having jurisdiction over Licensor, in which case Licensor will give reasonable notice to Licensee.

                  8.       Promotional Activities

                  Licensee will use its best efforts to fully promote the sale of the Products in the Territory, and maintain the high standards of Licensor as to advertising and all other promotional material. No advertising or promotional material may be used by Licensee until it has been submitted to and approved by Licensor, in writing, in advance. All advertising and promotional costs are to be borne by Licensee. Licensor's approval will not be unreasonably withheld and, if no objection is raised by Licensor within fifteen (15) business days of receipt of the material, Licensor will be deemed to have approved them.

                  9.       Term

                  Unless sooner terminated as hereinafter provided, this agreement will commence as of the Effective Date and remain in effect until December 31, 1997 provided that minimum guaranteed compensation payments are met. Thereafter, Licensee is granted the right to renewal for an additional three (3) year period of consecutive twelve (12) month years provided that minimum guarantees of $50,000 have been paid to licensor during the initial term of this agreement. Said renewal will
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be subject to mutual agreement on annual yearly minimums for both watches, clocks and/or plastic jewelry, which will not exceed $25,000 per year.

                  10.      Termination

                  (a) Either Licensor or Licensee may terminate this agreement, if it gives written notice to the other party to the effect that that party has committed a breach of a material provision of this agreement and the party receiving said notice fails to cure that breach within thirty (30) days of such receipt.

                  (b) Licensor may terminate this agreement by giving written notice to Licensee effective on receipt, for damage to the commercial impression of the Trademarks, if Licensee (i) becomes insolvent, (ii) files a petition in bankruptcy or insolvency, (iii) files any petition or answer seeking reorganization of Licensee's business under any law relating to insolvency or bankruptcy, (iv) makes an assignment for the benefit of creditors, or (v) fails within sixty (60) days to secure the dismissal of any receiver, trustee or liquidator appointed for any of its property.

                  (c) Licensor may terminate this agreement by giving written notice to Licensee effective on receipt (i) if Licensee fails to pay any monies owed to Licensor pursuant to this agreement within 30 days after receipt of written notice from Licensor of such failure, (ii) if any competitor of Licensor becomes an Affiliate of Licensee, (iii) if Licensee fails to bring the Products to market as required by Subparagraph 3(d), or (iv) in the event Licensor is sold or acquired.

                  (d) If Licensee becomes Controlled by any persons or other legal entities other than those controlling them or either of them as of the Effective Date (individually or collectively the "New Owner"), the entity experiencing the change
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will notify MEM Company, Inc. within fifteen (15) business days, identifying the new Controlling person or persons and providing verifiable information as to the New Owner's financial standing. If within a similar period, MEM Company, Inc. does not approve of the New Owner, which approval will not be unreasonably withheld, this agreement will terminate automatically at the end of such period.

                  (e) Upon termination of this agreement, Licensee will immediately and completely discontinue use of the Trademarks, provided, however, that Licensee may sell existing stock if it complies with subparagraph (f) of this paragraph.

                  (f) For a period not to exceed 120 days immediately following termination of this agreement, Licensee may sell any completed Products it had in stock on the date of termination. It is understood that License will pay Licensor all royalties due from such sales as though this agreement were still in effect. Within 10 business days after the end of this 120-day period, an officer of the Licensee will deliver to the Licensor a certification that all Products in the possession or under the control of the Licensee have been destroyed or given to charity.

                  (g) Termination for any reason will not prejudice the rights of either party to collect monies owed it by the other party hereunder or to prosecute claims for damages against the other party.

                  11.      Indemnification

                  Licensee hereby indemnifies Licensor and holds it harmless from any Costs and will defend Licensor against any Claims arising out of or in connection with Licensee's performance under this agreement, and for copyright infringement, patent infringement or unfair competition caused by or arising out of the manufacture
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or sale of the Products. Licensor will similarly defend and indemnify Licensee for claims of trademark infringement.

                  12. Exoneration from responsibility for Manufacturing Errors

                  Neither Licensor nor its employees will have any responsibility for the operation of the manufacturing facilities of Licensee contemplated under this agreement, whether upon the recommendation of Licensor or otherwise.

                  13.      Arbitration

                  Any controversy or dispute arising out of or in connection with the Agreement, whether relating to its interpretation, performance, or termination may be submitted to arbitration by any party and if so submitted, will be finally settled by arbitration conducted in accordance with the rules of American Arbitration Association then in effect. Any such arbitration will take place in New Jersey. The decision of a single arbitrator will be binding and conclusive upon the parties, their successors and assignees, and the parties will comply with such decision in good faith. Judgement upon the decision of the arbitrator may be entered in any court having jurisdiction over the party to be charged. The parties may each seek and the arbitrator may grant in addition to legal remedies, equitable remedies (including, without limitation, temporary restraining orders, injunctions, preliminary or permanent and attachments) and each hereby consents to jurisdiction over its legal person in the State and Federal Courts of New Jersey for the purpose of enforcing such orders.
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                  14.      Construction

                  This agreement will be construed in accordance with the internal laws of the State of New Jersey.

                  15.      Independent Contractors

                  Nothing contained in this agreement will constitute Licensee the agents or legal representatives of Licensor for any purpose whatsoever. Licensee is an independent contractor with the rights granted hereunder and no others.

                  16.      Assignment

                  This agreement may not be assigned in whole or in part by Licensee without Licensor's prior written consent and any such purported assignment will be void. Except as expressly provided herein, this agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

                  17.      Notices

                  All notices, requests, demands and other communications which are required or may be given under this agreement will be in writing and will be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid and addressed.

                  If to Licensor to:          Mr. Gay A. Mayer
                                              MEM Company, Inc.
                                              P.O. Box 928
                                              Northvale, New Jersey 07647

                  and to:                     Mr. Michael G. Kazimir, Jr.
                                              MEM Company, Inc.
                                              P.O. Box 928
                                              Northvale, New Jersey 07647
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                  with a copy to:           Dennis J. Helms, Esq.
                                            Mathews, Woodbridge & Collins
                                            Suite 306
                                            100 Thanet Circle
                                            Princeton, New Jersey  08540-3662

                  If to Licensee:           Mr. Bernard Mermelstein
                                            M.Z. Berger & Co., Inc.
                                            33-00 Northern Boulevard
                                            Long Island City, NY 11101

                  with a copy to:           Allan Steinberg
                                            Chief Financial Officer
                                            M.Z. Berger & Co., Inc.
                                            33-00 Northern Boulevard
                                            Long Island City, NY 11101

or to such other addresses as may be furnished, from time to time, in writing, by the parties hereto.

                  19.      Miscellaneous

                  (a) This agreement contains all of the understandings of the parties hereto and no provision of this agreement may be modified except in writing signed by the parties hereto.

                  (b) The failure of any party to enforce any right hereunder will not be deemed a waiver of any other right, whether of a similar nature or otherwise.

                  (c) If any provision of this agreement is declared void by any arbitrator, court or administrative body of competent jurisdiction, the validity of all other provision which may nonetheless be given effect will not be affected thereby.
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                  IN WITNESS WHEREOF, the parties hereto have executed this
agreement as of the day and year first above written.

ATTEST:                                              MEM COMPANY, INC.

/s/ Margaret A. Powers                      By: /s/ Micharl G. Kazimir, Jr.
---------------------------                    -------------------------------
   Secretary                                        Michael G. Kazimir, Jr.
                                                    Executive Vice President &
                                                    Chief Operating Officer


ATTEST:                                              M.Z. BERGER

---------------------------                 By:/s/ Bernard Mermelstein
                                               -------------------------------
                                                          (NAME)
                                                          (TITLE)  CEO

                                   SCHEDULE A

Product Category listing for TINKERBELL License:

                                  M.Z. BERGER:

                  All watches and clocks, individually and/or as sets in combination with related Jewelry, Cosmetics and Accessories.

                  Plastic Jewelry for Children, individually and/or as sets in combination with other jewelry, plastic jewelry, watches or items, excluding plastic jewelry in the MEM TINKERBELL line.

Any additions can be amended by Schedule herein.


ATTEST:                                              MEM COMPANY, INC.

/s/ Margaret A. Powers                      By: /s/ Micharl G. Kazimir, Jr.
----------------------------                   --------------------------------
   Secretary                                    Michael G. Kazimir, Jr.
                                                Executive Vice President &
                                                Chief Operating Officer


ATTEST:                                              M.Z. BERGER


----------------------------                By: /s/ Bernard Mermelstein
                                               --------------------------------
                                                          (NAME)
                                                          (TITLE)  CEO